United States
                        Securities and Exchange Commission
                              Washington, D.C. 20549




                                     FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):  July, 2001



                               AUTO-GRAPHICS, INC.
              (Exact name of registrant as specified in its charter)

               California              0-4431         95-2105641
             State or Other          Commission     I.R.S. Employer
              Jurisdiction           File Number    Identification
            of Incorporation                            Number


            3201 Temple Avenue
            Pomona, California    91768-3200
           Address of Principal    Zip Code
            Executive Offices


Registrant's telephone number: (909) 595-7204
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                                  FORM 8-K

ITEM 5 Other Events.

Potential Substantial Negative Impact of Shareholder Derivative Lawsuit.

On July 16, 2001 three of the executive officers of the Registrant were named as cross defendants and the Registrant was named as a nominal defendant for purposes of a derivative action that was initiated by a Director of the Registrant who is also a shareholder and is also the former outside legal counsel ("Plaintiff") for the Registrant. The action alleges breach of fiduciary duty, fraud & deceit, misrepresentation and breach of contract.
The Registrant is not aware of any facts upon which the Plaintiff could be expected to prevail.

The above action is a cross-complaint in response to a lawsuit that the Registrant initiated on June 29, 2001 against the same Director and former outside legal counsel. In that case the Registrant is seeking damages and injunctive relief for breach of fiduciary duty.

Under the terms of the Registrant's by-laws the officers the may be indemnified against such legal actions and the Registrant may be responsible for the cost of defending the officers until and if such time it is determined that the officers acted outside the scope of their authority or did not act in good faith or did not act in the best interests of the Registrant.

At this early stage of development it is not possible to reasonably determine the impact of the lawsuits. The lawsuits will require the incurrence of substantial legal fees and costs by the Registrant and will be a significant distraction to the officers and employees of the Registrant.

                                SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         AUTO-GRAPHICS, INC.
                                            (Registrant)



Date:  July 23, 2001                      By:/s/ Robert S. Cope
                                          Robert S. Cope
                                          Chairman of the Board and Director


Date:  July 23, 2001                      By:/s/ Michael K. Skiles
                                          Michael K. Skiles
                                          President


Date:  July 23, 2001                      By:/s/ Michael F. Ferguson
                                          Michael F. Ferguson
                                          Chief Financial Officer
                                          and Secretary